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EXHIBIT 99.01

        FOR IMMEDIATE RELEASE

HERBST GAMING, INC. AND INTERNATIONAL GAME TECHNOLOGY JOINTLY ANNOUNCE
DEFINITIVE AGREEMENT REGARDING ASSET PURCHASE

LAS VEGAS, Nevada (December 20, 2002)—Herbst Gaming, Inc. and International Game Technology (NYSE: IGT) announced today that they have entered into a definitive agreement pursuant to which Herbst Gaming will purchase substantially all of the assets of the Nevada route operations of Anchor Coin, a subsidiary of IGT. The sale is subject to Herbst Gaming obtaining the required financing and regulatory and third party approvals, including gaming regulatory approvals and expiration of the waiting period under Hart-Scott-Rodino Act. The transaction is expected to be completed in first calendar quarter of 2003.

About Herbst Gaming

Herbst Gaming is an established slot route operator in the State of Nevada. Additional information is available in the "Investors Relations" section of the Company's website at www.herbstgaming.com.

Statements in this release concerning Herbst Gaming which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. These statements include the statement about our expectation that the transaction will be consummated during the first quarter of 2003. The closing of the transaction is dependent upon, among other things, obtaining financing required to complete the transaction and obtaining required third party and regulatory approvals. Herbst Gaming does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

About IGT

IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal. For more information on International Game Technology, visit our website at http://www.igt.com.

Statements in this release concerning IGT which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. These statements include the statement about our expectation that the transaction will be consummated during the first quarter of 2003. The closing of the transaction is dependent upon, among other things, the purchaser obtaining financing required to complete the transaction and obtaining required third party and regulatory approvals. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

        —end—

IGT CONTACT:	Ed Rogich (702) 896-8690
HERBST GAMING CONTACT:	Dana Olliges PR Plus (702) 696-1999

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  EXHIBIT 99.01